Exhibit 10.18.4

HAWKER

BEECHCRAFT

EXCESS SAVINGS

AND DEFERRED

COMPENSATION

PLAN

Amended and Restated December 18, 2009

HAWKER BEECHCRAFT EXCESS SAVINGS AND

DEFERRED COMPENSATION PLAN

-i-

-ii-

HAWKER BEECHCRAFT EXCESS SAVINGS AND

DEFERRED COMPENSATION PLAN

W I T N E S S E T H: That;

WHEREAS, the Company sponsors and maintains the Hawker Beechcraft Excess Savings and Deferred Compensation Plan (the “Plan”), through which it provides specified unfunded and deferred compensation benefits; and

WHEREAS, it has become desirable to amend and restate the Plan in its entirety on the terms and conditions set forth herein; and

WHEREAS, the Board of Directors of the Company has reviewed the terms and provisions of this amended and restated plan document and found them satisfactory.

NOW, THEREFORE, the Company hereby adopts this amended and restated Plan document on the terms and conditions set forth herein, which Plan shall continue to be known as the “Hawker Beechcraft Excess Savings and Deferred Compensation Plan.”

ARTICLE I – PURPOSE

Section 1.01. Purpose. The purpose of the Plan is to provide specified unfunded deferred compensation benefits for individuals who are eligible to participate in the Plan. It is the intention of the Company that this program shall be administered as an unfunded plan of deferred compensation for income tax purposes and, in the case of Participants who are common-law employees of the Employer, as an unfunded employee benefit plan established and maintained primarily for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE II – DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings, unless the context clearly indicates otherwise.

Section 2.01. Beneficiary or Beneficiaries means the person, persons, entity, or entities entitled to receive any benefits under this Plan pursuant to the designation of the Participant (or in default of such designation) as provided in Section 5.02 hereof.

Section 2.02. Board of Directors means the Board of Directors of the Company.

Section 2.03. Closing Date means the closing date of the sale of Raytheon Aircraft Acquisition Company to Hawker Beechcraft, Inc.

Section 2.04. Code means the Internal Revenue Code of 1986, as amended.

Section 2.05. Committee means the Board of Directors or a committee appointed by, and serving at the pleasure of, the Board of Directors for purposes of administering the Plan, which committee shall operate under rules and procedures established by the Board of Directors from time to time for such purpose.

Section 2.06. Company means Hawker Beechcraft Corporation, or its successor.

Section 2.07. Deferred Compensation Account means the ledger entry established for each Participant under the Plan, which entry shall represent the Employer’s unsecured and unfunded promise to pay the amount of benefits set forth by such entry. The Committee may establish one or more sub-accounts for each Participant, including, but not limited to, the following:

A.	A “Salary Reduction Account” created to hold Employee salary reduction contributions.

B.	An “Employer Match Account” created to hold Employer matching contributions.

C.	An “Employer Contribution Account” created to hold discretionary Employer contributions made on behalf of a Participant (if any), which contributions may include, but are not limited to, amounts that would have been contributed as RISP contributions under the Hawker Beechcraft Savings and Investment Plan but for the limitations of Code Section 401(a)(17).

Separate accounting among a Participant’s sub-accounts shall be utilized.

Section 2.08. Employee means a consultant, independent contractor, or director of the Employer and any individual who is employed and compensated (by a payroll check issued directly from the Employer or Employer agent to the Employee or direct payroll deposit made to the Employee’s account by the Employer or Employer agent) by the Employer. In no event will the term “Employee” include any individual classified or treated or otherwise characterized by the Employer as a leased employee or temporary agency employee or otherwise not treated by the Employer as an “Employee” for purposes of this Plan. The foregoing determination will apply for all purposes of this Plan and regardless of whether an individual is later classified by any governmental agency, court, tribunal, governing body, or any other person as a common-law employee of the Employer.

Section 2.09. Employer means the Company (or its successor), Hawker Beechcraft, Inc. (or its successor), and any other entity that adopts this Plan with the consent and approval of the Committee.

Section 2.10. Participant means an Employee who has been designated by the Committee as eligible to participate in this Plan pursuant to Section 3.01. Where the context requires, the term “Participant” also shall include a former Participant.

Section 2.11. Plan means this Hawker Beechcraft Excess Savings and Deferred Compensation Plan, as amended.

Section 2.12. Plan Year means the 12-month period commencing January 1 each year.

Section 2.13. Separation from Service means the termination of employment (including, but not limited to, termination of service as a consultant, independent contractor, or director) with the Employer and each Affiliated Company. The term includes, but is not limited to, a termination which arises from a Participant’s death, disability, retirement, discharge (with or without cause), or voluntary termination. In the case of an employee, the term will not include any temporary absences due to vacation, sickness, or other leaves of absence granted by the Employer. A Separation from Service will not be deemed to occur, however, upon a transfer of service involving any combination of any entity comprising the Employer or any Affiliated Company.

For purposes of this Section, the term “Affiliated Company” means an entity affiliated with the Employer within the meaning of Code Sections 414(b) and (c) (applied by substituting the phrase “more than 50%” for the phrase “at least 80%” in each place it appears in Code Section 1563(a)(1), (2), and (3) and in each place it appears in Treasury Regulation Section 1.414(c)-2).

Section 2.14. Sole Discretion means the right and power to decide a matter, which right may be exercised arbitrarily at any time and from time to time.

Section 2.15. Specified Employee means, at any time any stock of a corporation is publicly traded on an established securities market or otherwise, each individual who is either (i) an officer of the corporation having annual compensation greater than $130,000 (as adjusted for cost-of-living increases in accordance with Code Section 416(i)(1)(A) and Code Section 415(d)), (ii) a 5% owner of the corporation, or (iii) a 1% owner of the corporation having annual compensation from the corporation of more than $150,000. For purposes of determining an individual’s percentage ownership in the corporation, the constructive-ownership rules described in Code Section 416(i)(1)(B) will apply.

The determination of whether an individual is a Specified Employee will be made by the Plan Administrator in accordance with regulations issued under Code Section 409A and other available guidance.

ARTICLE III – PARTICIPATION

Section 3.01. Eligibility. The Committee shall have the unrestricted right and power, which may be exercised in its Sole Discretion at any time and from time to time, to designate Employees who are eligible to participate in this Plan. The Committee also shall have the right, in its Sole Discretion, to terminate an individual’s future participation in this Plan. If an individual’s participation in this Plan is terminated, the Participant (or Beneficiary, in the event of death) shall be entitled to receive the Participant’s Deferred Compensation Account balance at the time and in the manner determined under Article V.

Section 3.02. Salary Reduction Agreements. For each Plan Year (or portion of the Plan Year after entry into the Plan), each Participant designated by the Committee as eligible to participate in the salary reduction feature of the Plan may elect to execute a salary reduction agreement in the form, time, and manner established by the Committee; provided, however, that the Committee shall not prescribe a time later than 30 days after the date a Participant is first designated as eligible to participate.

An election by a Participant to reduce the Participant’s compensation shall only apply to compensation attributable to services to be performed by the Participant after the date of such election; provided, however, that in the case of an election to defer any performance-based compensation payable with respect to services performed over a period of at least 12 months, such election must be made no later than 6 months before the end of such period.

The terms of any such salary reduction agreement shall provide that the Participant agrees to accept a reduction in compensation from the Employer. Except as otherwise provided herein, the agreement shall be irrevocable by the Participant during the Plan Year and each subsequent Plan Year, unless the Participant enters into a new agreement prior to the beginning of the Plan Year for which the change is to be effective. All elections, including modifications and revocation, shall be made upon such terms and conditions and at such time and in such manner as the Committee may from time to time determine in its Sole Discretion. The agreement shall automatically terminate upon the termination of this Plan, upon a Participant’s Separation from Service, on a date determined by the Committee, or at such time as the Committee determines the Participant is no longer eligible to participate in the Plan.

Notwithstanding anything to the contrary, Employees who were participants in the Raytheon Deferred Compensation Plan and/or Raytheon Excess Savings Plan as of the Closing Date, shall be deemed to have made the same salary reduction election under this Plan as such Participant had in effect under Raytheon Deferred Compensation Plan and/or Raytheon Excess Savings Plan on the day before the Closing Date.

ARTICLE IV – DEFERRED COMPENSATION ACCOUNT

Section 4.01. Deferred Compensation Account. Contributions shall be credited to a Participant’s Deferred Compensation Account in accordance with the following provisions:

A.	Employee Contributions. The amount of compensation that a Participant elects to defer under the Plan pursuant to a salary reduction agreement entered into in accordance with Section 3.02 hereof shall be credited to the Participant’s Salary Reduction Account.

B.	Employer Matching Contributions. For each Participant who enters into a salary reduction agreement, the Employer may contribute a matching contribution to the Participant’s Employer Match Account in such amount and at such time as the Employer may determine, in its Sole Discretion.

C.	Employer Discretionary Contributions. The Employer may make contributions to the Participant’s Deferred Compensation Account, at such times and in such amounts as the Employer determines in its Sole Discretion, which amounts will be credited to the Participant’s Employer Contribution Account. Employer contributions may include, but are not limited to, amounts that would have been contributed as RISP contributions for the Participant under the Hawker Beechcraft Savings and Investment Plan but for the limitations of Code Section 401(a)(17).

To the extent the Employer is required to withhold any taxes or other amounts pursuant to any federal, state, or local law, such amounts shall be taken out of the portion of the Participant’s compensation which is not deferred under this Plan.

Section 4.02. Increases and Decreases in Account. A Participant’s Deferred Compensation Account shall be (i) increased or decreased (as appropriate) by an earnings factor, (ii) decreased by any distribution from the Participant’s Deferred Compensation Account, (iii) decreased by any costs, fees, or other expenses of the Plan (including, but not limited to, taxes) allocable to the Participant’s Deferred Compensation Account, as determined by the Committee in its Sole Discretion, and (iv) decreased by any amount that the Participant is not entitled to receive pursuant to Sections 5.01. The earnings factor will equal an amount that the Committee determines proper for each Participant in its Sole Discretion. The Committee may elect, in its Sole Discretion, that the earnings factor for each Participant will equal the amount that the Participant’s Deferred Compensation Account would have earned had it been invested in one or more investment options designated by the Committee from time to time for such purpose. If the Committee elects to establish investment options, Participants who are granted the option to direct the investment of their Deferred Compensation Accounts shall elect, at such time and in such manner as the Committee may from time to time prescribe, the investment options used to determine the earnings factor applicable to such Participant’s Deferred Compensation Account. Changes in such elections may be made at such time and in such manner as the Committee may determine in its Sole Discretion. Subject to the Committee’s right, in its Sole Discretion, to change, eliminate, modify, or alter investment options under the Plan, any investment election shall be deemed to continue until revoked or modified by the Participant. In the event a Participant fails or refuses to make an election among the investment options established by the Committee, the Committee may designate a default investment option and the Participant will be deemed to have elected to have earnings (if any) credited to the Participant’s Deferred Compensation Account by reference to such investment option. If the Committee determines that an investment option is no longer suitable, it may freeze additional elections to have earnings credited by reference to such option and may select another investment option. Alternatively, the Committee may delete the unsuitable investment option for all existing and future elections and may direct that elections with respect to the unsuitable option be transferred to a new option.

Notwithstanding anything to the contrary, Employees who were employed by the Employer as of the Closing Date shall be deemed, in the absence of a contrary election prior to the Closing Date, to have elected to invest such Participant’s Deferred Compensation Account in the same manner as the Participant’s election under the Raytheon Excess Savings Plan on the day before the Closing Date, provided that the Committee may designate one or more funds which shall automatically be substituted for any election to invest in Raytheon Common Stock.

Section 4.03. Statement of Account. The Committee shall make available to each Participant, at least annually, a statement setting forth the balance to the credit of each Participant in his or her Deferred Compensation Account.

ARTICLE V – BENEFITS

Section 5.01. General. Each Participant (or if the Participant is deceased, the Participant’s Beneficiary) shall be entitled to receive, at the time and in the manner set forth in Section 5.03, the sum of: (i) the amount (if any) credited to the Participant’s Salary Reduction Account, (ii) the amount (if any) credited to the Participant’s Employer Match Account, (iii) the applicable percentage of the amount (if any) credited to the Participant’s Employer Contribution Account made pursuant to Section 4.01.C. (as determined under the following schedule), and (iv) any other amounts (if any) credited to the Participant’s Deferred Compensation Account, less all of the following: (i) all amounts sufficient to satisfy all federal, state, and local withholding requirements, and (ii) any reduction required pursuant to Section 11.11.

The percentage of the amount credited to the Participant’s Employer Contribution Account will be determined in accordance with the following schedule:

Year of Service	Applicable Percentage

Less than 3	0%
3 or more	100%

The term “Year of Service” has the same meaning as the term “Year of Vesting Service” as that term is utilized in the Hawker Beechcraft Savings and Investment Plan.

Notwithstanding the foregoing, the Applicable Percentage will automatically increase to 100% in any of the following events:

•	The Participant performed an Hour of Service for the Employer before January 1, 2007; or

•

The Participant incurs a Separation from Service due to death, Disability, or after attaining age 65. For purposes of the preceding sentence, a Participant will be considered disabled if the Participant is eligible to receive Social Security disability benefits.

In addition, the Committee may, in its Sole Discretion, increase the percentage determined above with respect to a Participant, if the Committee determines it is in the best interests of the Company to do so.

Section 5.02. Beneficiary Designations. In the event a Participant dies before receiving payment of all amounts payable to Participant under the Plan, payment of the remaining amounts shall be made to the Participant’s Beneficiary. The Beneficiary of a Participant shall be the person, persons, entity, or entities designated by the Participant on a beneficiary designation form provided by the Committee. A Participant shall have the right to change the Participant’s Beneficiary designation at any time; provided, however, that no change of a Beneficiary shall be effective until received and accepted by the Committee. In the event a Participant dies without having a Beneficiary designation in force, or in the event no Beneficiary is alive or in being at the time of the Participant’s death, all payments due hereunder shall be made to Participant’s surviving spouse or, if the Participant leaves no surviving spouse, to the Participant’s estate.

If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, it shall have the right to withhold payment until the matter is finally adjudicated. Any payment made in good faith and in accordance with the provisions of the Plan and a Participant’s Beneficiary designation form shall fully discharge the Employer (and all Affiliated Companies), the Committee, and all other persons from all further obligations with respect to such payment.

Section 5.03. Payment. Payment of the portion of the Participant’s Deferred Compensation Account that the Participant is entitled to receive hereunder shall be made in a lump sum payment or in annual installment payments of five, ten, or fifteen years, as elected by the Participant, with payment commencing during the month of January following the calendar year in which the Participant incurs a Separation from Service (or, in the case of a Participant who is a Specified Employee and who incurs a Separation from Service other than due to death, during the first month that begins on or after the 6-month anniversary of the Specified Employee’s Separation from Service, if such month is later than the month of

January following the calendar year in which the Specified Employee incurs the Separation from Service). In no event will payment commence earlier or later than during the calendar year after the year in which the Participant incurs a Separation from Service. For purposes of this Plan, no election to receive installment payments shall be valid unless such election is made within 30 days after the Employee is first designated as a Participant by the Committee. The failure to make a timely election by a Participant shall require payment to be made in one lump sum payment. Subject to the provisions of Section 11.15 hereof, a Participant may make a written request to the Committee to change an election previously made (or deemed made) and elect to receive payment of the Participant’s benefits (as specified above) in a different form, and the Committee may, in its Sole Discretion, grant such request.

In the case of payment of all or a portion of the Participant’s Deferred Compensation Account in installment payments, the earnings factor (as determined by the Committee in its Sole Discretion pursuant to Section 4.02) will be applied to the portion of Participant’s Deferred Compensation Account remaining to be paid to the Participant.

All elections under this Section 5.03 shall be made upon such form or forms and in such manner as the Committee may from time to time establish.

ARTICLE VI – SOURCE OF BENEFITS

Section 6.01. Source of Benefits. Amounts payable hereunder shall be paid exclusively from the general assets of the Employer. The Employer’s obligation under this Plan shall constitute a mere promise to pay benefits in the future, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or other asset of Employer. The Employer is not obligated to invest in any specific assets or fund, but it may invest in any asset or assets it deems advisable in order to provide a means for the payment of any liabilities under this Plan and may contribute amounts to a trust conforming to the requirements of Revenue Procedure 92-64, as amended. Each Participant shall be an unsecured general creditor of the Employer and shall have no interest whatsoever in any such assets or fund. The Employer’s liability for the payment of benefits hereunder shall be evidenced only by this Plan.

Section 6.02. Multiple Employers. In the event a Participant is or has been employed by two or more Employers and is entitled to a benefit from more than one Employer under this Plan, the liability for the payment of such Participant’s benefits under this Plan shall be apportioned among the Employers based upon a determination made by the Committee in its Sole Discretion. A Participant may only secure payment of benefits from the Employer to whom the Committee has apportioned liability for the benefits.

ARTICLE VII – ADMINISTRATION

Section 7.01. Committee. The Committee shall have full power to administer this Plan in all of its details, which powers shall include, but are not limited to, the authority, in addition to all other powers provided by this Plan, to:

A.	Determine in its Sole Discretion the eligibility of any individual to participate in the Plan;

B.	Make discretionary interpretations regarding the terms of the Plan and make factual findings with respect to any issue arising under the Plan, including, but not limited to, the power to determine whether an individual is eligible to participate in the Plan or receive benefits under the Plan and whether an individual has incurred a Separation from Service, with its interpretation to be final and conclusive;

C.	Compute the amounts payable for any Participant or other person in accordance with the provisions of the Plan, determine the manner and time for making such payments in accordance with the provisions of the Plan, and determine and authorize the person or persons to whom such payments will be paid;

D.	Receive and review claims for benefits and render decisions respecting such claims under the Plan;

E.	Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

F.	Appoint such agents, specialists, legal counsel, accountants, consultants, or other persons as the Committee deems advisable to assist in administering the Plan; and

G.	Maintain all records of the Plan.

Section 7.02. Reliance on Certificates, etc. The members of the Committee, the Board of Directors, and the officers and employees of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Employer.

ARTICLE XIII – AMENDMENT AND TERMINATION

Section 8.01. Amendment. The Board of Directors reserves the right, at will, at any time and from time to time, to modify, alter, or amend this Plan (including without limitation a retroactive modification, alteration, or amendment), in whole or in part, and any such modification, alteration, or amendment shall be binding upon the Company, the Committee, each Participant, any adopting Employer, and all other persons; provided, however, that no amendment will reduce the amount of the benefit that a Participant is then entitled to receive (the same as if the Participant had incurred a Separation from Service as of such date) without the Participant’s (or present-interest Beneficiary’s) written consent. Notwithstanding the foregoing, no consent shall be required and the Board of Directors shall have the right to modify, alter, or amend this Plan (including a retroactive modification, alteration or amendment), at will and at any time, if it determines, in its Sole Discretion, that such amendment is necessary to comply with applicable law, which shall include, but shall not be limited to, the right to retroactively apply any amendments necessary to keep this Plan an unfunded employee benefit plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA or to comply with any applicable provision of the Code or ERISA or any judicial or administrative guidance.

Section 8.02. Termination. The Company has established this Plan with the bona fide intention and expectation that it will be continued indefinitely, but the Company will have no obligation whatsoever to maintain this Plan for any given length of time and may, at will and at any time, discontinue or terminate this Plan in whole or in part. In addition, an adopting Employer shall have the right to discontinue or terminate its participation in this Plan as to its Employees. Upon a complete or partial termination of the Plan, each affected Participant (and present-interest Beneficiary) shall be given notice of the termination and shall be entitled to receive benefits in accordance with Article V.

ARTICLE IX – RESTRICTIONS ON ALIENATION

Section 9.01. Restrictions on Alienation. Until the actual receipt of any benefit under this Plan by a Participant or Beneficiary, no right or benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, garnishment, execution, levy, or charge of any kind, whether voluntary or involuntary, including assignment or transfer to satisfy any liability for alimony or other payments for property settlement or support of a spouse or former spouse or other relative of a Participant or Beneficiary, whether upon divorce, legal separation, or otherwise. Any attempt to anticipate, alienate, sell, assign, transfer, pledge, encumber, garnish, execute upon, levy upon, or charge any right or benefit under the Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit, and no right or benefit hereunder shall be considered an asset of such person in the event of his or her divorce, insolvency, or bankruptcy. The rights of a Participant or a Beneficiary hereunder shall not be subject in any manner to attachment or other legal process for the debts of the Participant or such Beneficiary.

ARTICLE X – CLAIMS PROCEDURES

Section 10.01. Claims Procedures. Any Participant or Beneficiary of a deceased Participant (such participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. Any such determination by the Administrator shall be made pursuant to the following procedures, which shall be conducted in a manner designed to comply with Section 503 of ERISA:

A.	Step 1. Claims for a benefit should be filed by a Claimant as soon as practicable after the Claimant knows or should know that a dispute has arisen with respect to the benefit, but at least thirty (30) days prior to the Claimant’s actual retirement date or, if applicable, within sixty (60) days after the death, disability or termination of employment of the Participant whose benefit is at issue, by mailing a copy of the claim to Hawker Beechcraft Benefits Department, Human Resources, 10511 East Central, Wichita, Kansas 67206.

B.	Step 2. In the event that a claim is wholly or partially denied by the Plan Administrator, the Plan Administrator shall, within ninety (90) days following receipt of the claim, so advise the Claimant in writing setting forth: the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the Claimant to perfect the claim; an explanation as to why such material or information is necessary; and an explanation of the Plan’s claim review procedures (including, if applicable, a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination). If the Plan Administrator determines that an extension of time for processing the claim is necessary, written notice will be provided to the Claimant before the end of the initial 90-day period and will indicate the special circumstances that require the extension. The extension will not exceed a 90-day period of time.

C.	Step 3. Within sixty (60) days following receipt of the denial of a claim for a benefit, a Claimant desiring to have the denial appealed shall file a request for review by an officer of the Company or a review committee, as designated by the Company, by mailing a copy thereof to the address shown in Section 10.01.A.; provided, however, that such officer or any member of such review committee, as applicable, may not be the person who made the initial adverse benefit determination nor a subordinate of such person.

D.

Step 4. Within thirty (30) days following receipt of a request for review, the designated officer or review committee shall provide the Claimant for a further opportunity to present his or her position. At the designated officer or review committee’s discretion, such presentation may be through an oral or written presentation. Prior to such presentation, the Claimant shall be permitted the opportunity to review pertinent documents and to submit issues and comments in writing. Within a reasonable time following presentation of the Claimant’s position, which usually should not exceed thirty (30) days, the designated officer or review committee shall inform the Claimant in writing of the decision on review setting forth the reasons for such decision and citing pertinent provisions in the Plan. Notice of the decision on review also will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and will include, if applicable, a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

Section 10.02. Litigation of Claim. Prior to initiating legal action concerning a claim in any court, state or federal, against the Plan, any trust used in conjunction with the Plan, the Employer, the Company, or the Plan Administrator, a claimant must first exhaust the administrative remedies provided in this Article X. Failure to exhaust the administrative remedies provided for in this Article X will be a bar to any civil action concerning a claim for benefits under the Plan.

ARTICLE XI – MISCELLANEOUS

Section 11.01. No Guarantee of Interests. Neither the Employer, Committee, nor Board of Directors (nor any of their members) may guarantee the payment of any amounts which may be or becomes due to any person or entity under this Plan. The liability to make any payment under this Plan is limited to the then available assets of the Employer.

Section 11.02. Payments Net of Withholding and Other Amounts. Notwithstanding any other provision of the Plan, all payments shall be net of any amount sufficient to satisfy all federal, state, and local withholding tax requirements.

Section 11.03. Binding on Successors. This Plan shall be binding upon all Participants, their respective heirs, and personal representatives and upon the Employer, its successors, and assigns.

Section 11.04. Adoption by Other Employers. Any employer, corporation or other entity with employees now in existence or hereafter formed or acquired, which is not already an Employer under this Plan, and which is otherwise legally eligible, may in the future, with the consent and approval of the Company, adopt this Plan, and thereby, from and after the specified effective date, become an Employer under this Plan. However, the sole and absolute right to amend the Plan is reserved to the Company. It shall not be necessary for the adopting corporation or entity to sign or execute the original or the amended Plan documents. The administrative powers and control of the Company as provided in the Plan, including the sole right of amendment and of appointment and removal of the Committee, shall not be diminished by reason of the participation of any such adopting entity in this Plan.

Section 11.05. Minors and Incompetents. If any person to whom a benefit is payable under this Plan is legally incompetent, either by reason of age or by reason of mental or physical disability, the Committee is authorized to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Company, the Employer, the Committee or the Board of Directors to see to the application of such payments. Payments made pursuant to this authority shall constitute a complete discharge of all obligations hereunder.

Section 11.06. Erroneous Payments. If any person receives any amount of benefits that the Committee in its Sole Discretion later determines that such person was not entitled to receive under the terms of the Plan, such person shall be required to immediately make reimbursement to the Employer.

Section 11.07. Headings. The headings used in this Plan are inserted for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions herein.

Section 11.08. Notices. Any notices or communications permitted or required to be given herein by any Participant, the Company, the Committee, the Employer, or any other person shall be deemed given when delivered or when placed in the United States mail in an envelope addressed to the last communicated address of the person to whom the notice is being given, with adequate postage thereon prepaid.

Section 11.09. Severability. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions thereof, and the Plan shall be construed and enforced as if such provisions had not been included.

Section 11.10. No Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between any employee and any employer. Nothing herein contained shall be deemed to give any employee the right to be retained in the employ of an employer or to interfere with the right of the employer to discharge any employee at any time without regard to the effect such discharge might have on the employee as a Participant under this Plan. Further, nothing in this Plan will give any service provider the right to continue performing services for any Employer (whether as a consultant, independent contractor, director, or otherwise), notwithstanding the effect termination of the service relationship might have on the service provider as a Participant under this Plan.

Section 11.11. Certain Limitations. In the event the Employer is subject to legal limitations on the payment of benefits, then benefit payments hereunder shall be reduced or eliminated, as the case may be, to comply with such legal limitations.

Section 11.12. Governing Law. It is the Company’s intention that the Plan comply with and satisfy the applicable provisions of the Code and ERISA, including, but not limited to, Section 409A of the Code, and, consistent with such provisions of the laws of the United

States of America and in all other respects, the Plan and all agreements entered into under the Plan shall be governed, construed, administered, and regulated in accordance with the laws of the State of Kansas, without regard to the principles of conflicts of law, to the extent such laws are not preempted by the laws of the United States of America. Any action concerning the Plan or any agreement entered into under the Plan shall be maintained exclusively in the state or federal courts in Kansas.

Section 11.13. Nonexclusivity of the Plan. The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable.

Section 11.14. Changes in Time or Form of Distribution. Notwithstanding any other provision of the Plan, any subsequent election by a Participant under the Plan that has the effect of delaying the time or changing the form of any distribution or payment under the Plan shall satisfy the following requirements:

A.	Such election shall not take effect until at least 12 months after the date on which the election is made;

B.	In the case of an election related to distribution or payment on account of Separation from Service or reaching a specified time, the first payment with respect to which the election is made must be deferred for a period of not less than 5 years from the date such payment otherwise would have been made; and

C.	In the case of an election related to a distribution or payment on account of reaching a specified time, the election shall not be made less than 12 months before the date of the first scheduled payment with respect to such distribution.

Section 11.15. No Acceleration. Except as otherwise permitted by law, the time or schedule of any payment of benefits under this Plan will not be accelerated, and no interpretation, modification, alteration, amendment, or complete or partial termination of this Plan, or any provision of this Plan, will cause or permit acceleration of the time or schedule of any payment of benefits under this Plan.

Section 11.16. Transition Relief for Change in Payment Elections During 2007. A Participant may make a written request to the Committee prior to December 31, 2007, to change an election previously made (or deemed made) pursuant to Section 5.03 and to elect to receive payment of the Participant’s benefits (as specified in Section 5.03 above) and the Committee may, in its Sole Discretion, grant such request. Any such election change will not be treated as a change in the time and form of payment under Code Section 409A or an acceleration of payment under Code Section 409A(a)(3), and this Section 11.16 shall override any inconsistent provision hereof.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed the 18th day of December, 2009.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ James D. Knight
Name:	James D. Knight
Title:	Vice President and Controller